Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the common shares, no par value, of Bragg Gaming Group Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: May 10, 2022

By:	/s/ Matevž Mazij
	Name:	Matevž Mazij

K.A.V.O. Holdings Limited

By:	/s/ Georgios Papadopoulos
	Name:	Georgios Papadopoulos
	Title:	Director